Exhibit 10.14

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of April 12, 2007 by and among MacDermid Holdings, LLC, a Delaware limited liability company (the “Company,” and together with all of the direct and indirect subsidiaries of the Company, the “Company Group”), CSC Manager, L.P., a Delaware limited partnership (“Advisor”), and Weston Presidio Service Company, LLC, a Delaware limited liability company (“Weston LLC”).

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of the date hereof, by and among the Company, Court Square Capital Partners II, L.P., Court Square Capital Partners (Offshore) II, LP. and Court Square Capital Partners II-A, L.P. (collectively, the “Fund”), CSC MacDermid Co-Investment LLC (the “Co-Investor”) and Weston Presidio V, L.P. (“Weston”) (the “Securities Purchase Agreement”), the Fund, the Co-Investor and Weston will purchase at the Closing (as defined in the Securities Purchase Agreement) shares of the Company’s Common Units and Preferred Units from the Company on the terms and subject to the conditions set forth in the Securities Purchase Agreement;

WHEREAS, Advisor is an affiliate of the Fund;

WHEREAS, Weston LLC is an affiliate of Weston;

WHEREAS, the Company, on behalf of the Company Group, desires to retain Advisor and Advisor desires to perform for the Company and/or the Company Group certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, effective as of the Closing (the “Effective Time”) and without any further action required by any party hereto, hereby agree as follows:

1. Term. This Agreement shall be in effect for an initial term of ten (10) years commencing at the Effective Time (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or Advisor provides written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof; provided, however, that the Company may terminate its obligation to pay any fee contemplated by this Agreement, and correspondingly, Advisor’s obligations under Section 2, at the Company’s option, upon or concurrently with the Company’s First Public Offering or a Change of Control, by providing Advisor not less than ten (10) days prior written notice (an “Early Termination”). In the event of an Early Termination, the Company shall pay to Advisor an amount equal to the “Termination Fee.” As used herein, the “Termination Fee” means the net present value (using a discount rate of ten percent (10%)) of the maximum amount of Management Fees that would have been payable from the Company to Advisor from the effective date of the Early Termination through the end of the Term assuming that an Early Termination had not occurred, along with any Transaction Fee. Any calculation of net present value done in connection with the payment of the Termination Fee shall be calculated by the board of directors of the Company in good faith. As used herein, “First Public Offering” means the first underwritten public offering of the Common Stock of the Company after the date hereof generating net proceeds to the Company equal to at least $50,000,000 pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form or a registration statement registering a public offering of a combination of debt and equity securities of the Company in which not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities. As used herein, the Transaction Fee means the fee required by Section 3(b) arising out of a transaction giving rise to a Change of Control. “Change of Control” shall have the meaning set forth in the Company’s senior credit agreement as in effect on the date of Closing.

2. Services. Advisor shall perform or cause to be performed such services for the Company and/or members of the Company Group as directed by the Company’s board of directors, which may include, without limitation, the following:

(a) identification, support and analysis of acquisitions and dispositions by the Company or its subsidiaries;

(b) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(c) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(d) human resource functions, including searching and hiring of executives; and

(e) other services for the Company or its subsidiaries upon which the Company’s board of directors and Advisor agree.

3. Advisory Fees.

(a) Annual Fee. Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement (all such fees, the “Management Fees”) will equal $407,000 per annum. The Management Fee shall be payable to Advisor or its designee by the Company in advance with payments of $101,750 due each quarter commencing with the first full fiscal quarter after the Effective Time. At the time of any merger, consolidation or recapitalization in which the holders of Common Units of the Company receive cash, Advisor shall be paid any and all accrued but unpaid Management Fees. The Management Fee pursuant to this Section 3(a) for the fiscal quarter ended June 30, 2007 shall be equal to a prorated portion of the Management Fee for such period beginning on the date hereof and ending on the last day of such fiscal quarter.

(b) Transaction Fees. The Company hereby agrees to pay to Advisor or its designee within sixty (60) days of the Closing, upon the consummation of the transactions contemplated by the Securities Purchase Agreement and that certain Agreement and Plan of Merger, dated December 15, 2006, among the Company, MacDermid, Incorporated and the other parties thereto (as amended from time to time, the “Acquisition Agreement”), a fee for services rendered in connection with the financing, structuring of and assistance with the transactions contemplated by the Securities Purchase Agreement and the Acquisition Agreement (including certain management compensation arrangements) and certain other management services in the amount of Four Million Seventy Thousand Dollars ($4,070,000), plus reasonable out-of-pocket expenses (the “Closing Fee”). In addition, during the term of this Agreement, the Company shall pay to Advisor or its designees a transaction fee in connection with the consummation of (i) the Company’s First Public Offering or any subsequent public offering in an amount equal to 0.814% of the gross proceeds received from the sale of Common Stock pursuant thereto, plus reasonable out-of-pocket expenses and (ii) a Change of Control by the Company in an amount equal to 0.814% of the enterprise value of the Company as calculated at the time of such Change of Control, plus reasonable out-of-pocket expenses.

(c) Payment. Any fees or expenses payable to Advisor or its designees pursuant to this Section 3 shall be paid by wire transfer to an account designated in writing by Advisor. Notwithstanding the foregoing, the Company shall not be required to pay the fees under this Sections 3 (i) if, after giving effect to the payment of the portion of the fee that is collectible for a given calendar quarter hereunder and the portion of the fees collectible for such calendar quarter under the Weston LLC Agreement, the Company and its subsidiaries would be out of compliance with any of the financial covenants or negative covenants contained in the Lending Agreements or any agreements that refinance, refund or otherwise replace the Lending Agreements, or (ii) if the Company or any member of the Company Group has not paid cash interest on any interest payment date or has postponed or not made any principal payments with respect to the Lending Agreements on any scheduled payment dates and such payments have not been made within applicable cure periods. Any payments otherwise owed hereunder, which are not made for either of the above-mentioned reasons, shall not be canceled but rather accrue, and shall be payable by the Company promptly when, and to the extent, that the Company and the other members of the Company Group are no longer prohibited from making such payments and when the Company has become current with respect to such principal or interest payments. The parties hereto acknowledge that in the event the Company is prohibited from paying the fees and expenses set forth in this Section 3, the Company shall be prohibited from making any payments pursuant to the Weston LLC Agreement (as defined below) until such time as such prohibition is lifted; provided, that in the event the Company proposes to make a partial payment of fees and expenses due and payable hereunder or under the Weston LLC Agreement, Advisor and Weston LLC shall be entitled to eighty-one and four tenths percent (81.4%) and eighteen and six tenths percent (18.6%), respectively, of the aggregate amount of fees and expenses proposed to be paid by the Company. As used herein, the “Lending Agreements” means (i) the Credit Agreement dated April 12, 2007 by and among the Company, Matrix Acquisition Corp. and MacDermid, Incorporated (as successor to Matrix), as borrower, certain subsidiaries of MacDermid from time to time party thereto, the lenders from time to time party thereto, Credit Suisse, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and CIBC World Markets Corp. and Bear Stearns & Co. Inc., as co-documentation agents and (ii) the 9 1/2% Senior Subordinated Notes due 2017 issued by MacDermid, Incorporated.

(d) Weston LLC Agreement. The parties hereto acknowledge that the Company is entering into that certain Advisory Agreement with Weston LLC simultaneously herewith (the “Weston LLC Agreement”) and that pursuant to the terms of such agreement, the Company shall be obligated to make payments to Weston LLC of the fees and expenses set forth therein. The parties hereto agree that payments to be made to Advisor under this Agreement and payments to be made to Weston LLC under the Weston LLC Agreement shall be made pro rata and neither Advisor nor Weston LLC shall receive a preference or priority with respect to such payment unless Advisor and Weston LLC otherwise agree in writing. The parties hereto acknowledge that the amount payable by the Company to Advisor pursuant to this Agreement, excluding reasonable out-of-pocket expenses, shall not exceed Thirteen Million Eight Hundred Thirty Eight Thousand Dollars ($13,838,000). The parties hereto also acknowledge that the amount payable by the Company to Advisor and Weston LLC pursuant to this Agreement and the Weston LLC Agreement, excluding reasonable out-of-pocket expenses, shall not exceed Seventeen Million Dollars ($17,000,000) in the aggregate.

4. Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

5. Liability. Neither Advisor nor any other Indemnitee (as defined in Section 6 below) shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct, breach of fiduciary duty (it being understood Advisor disclaims any fiduciary duties to Company) or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees. Except as Advisor may otherwise agree in writing after the date hereof: (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or any of its subsidiaries, including those competing with the Company or any of its subsidiaries and (B) do business with any client or customer of the Company or any of its subsidiaries; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or any of its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and (iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company Group or any of their affiliates for breach of any duty (contractual or otherwise) by reason of the fact that Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company Group. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the service to be provided by Advisor hereunder.

6. Indemnity. Each of the Company and its subsidiaries shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith, breach of fiduciary duty (it being understood Advisor disclaims any fiduciary duties to Company) or willful misconduct by an Indemnitee. Each of the Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith, breach of fiduciary duty or willful misconduct by an Indemnitee, then Advisor shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries to the extent due to such gross negligence, bad faith, breach of fiduciary duty or willful misconduct.

7. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Company or the Company Group:

MacDermid Holdings, LLC

c/o MacDermid, Incorporated

1401 Blake Street

Denver, CO 80202

Attn: Chief Financial Officer

Fax: (720) 479-3085

To Advisor:

CSC Manager, L.P.

399 Park Avenue, 14th Floor

New York, NY 10043

Attn: Joseph Silvestri

Fax: (212) 888-2940

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Geraldine A. Sinatra

Facsimile: (215) 994-2222

8. Assignment. Neither the Company nor any member of the Company Group may assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld).

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. This Agreement may not be amended in a manner materially adverse to the Company and the Company may not waive any material provision of this Agreement that is for its benefit unless a corresponding amendment is made to the Weston LLC Agreement or Weston LLC’s consent is obtained. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

12. Effective Time. This Agreement shall be effective as of the Effective Time without further action required on the part of any party hereto. If the Closing does not occur and the Securities Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

13. No Joint Obligations. The obligations of Advisor hereunder relate only to itself and not to Weston LLC and any obligations of Advisor and Weston LLC under their respective advisory agreements with the Company are several and not joint.

14. Basis for Fees; Expenses. The parties hereto acknowledge and agree that the fees payable under this Agreement reflect Advisor’s significant overhead costs, and, in the case of Transaction Fees, are success-based fees that are contingent on completed transactions. The parties hereto further agree that the fees payable hereunder are not based on hourly or per diem rates and Advisor shall not be required to account for its services on an hourly, per diem or similar basis. The Company agrees that, in addition to the fees payable under this Agreement, it shall reimburse Advisor and its affiliates for their reasonable out-of-pocket expenses (excluding normal overhead costs) incurred in performing the services contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

MACDERMID HOLDINGS, LLC

By:	/s/ Daniel H. Leever
Name: Daniel H. Leever

CSC MANAGER, L.P.

By:	/s/ Joseph M. Silvestri
Name: Joseph M. Silvestri

For purposes of Sections 3(d), 10, 11, 12 and 13:

WESTON PRESIDIO SERVICE COMPANY, LLC

By:	/s/ David L. Ferguson
Name: David L. Ferguson

(Signature Page of Court Square Advisory Agreement)